Exhibit 4.1

DESCRIPTION OF SECURITIES

General

The following is a summary of the material terms of our shares as of December 31, 2024. The operating agreement provides for the issuance of our shares, the terms relating to distributions with respect to our shares and the voting rights of holders of our shares. In addition, the terms of the series A senior convertible preferred shares are governed by an amended and restated share designation, dated March 26, 2021, as amended, the terms of the series C senior convertible preferred shares are governed by a share designation, dated August 19, 2025, and the terms of the series D senior convertible preferred shares are governed by a share designation, dated June 28, 2025.

The following description is subject to the provisions of the Delaware Limited Liability Company Act. Certain provisions of the operating agreement are intended to be consistent with the General Corporation Law of the State of Delaware, and the powers of our company, the governance processes and the rights of the holders of our shares are generally intended to be similar in many respects to those that would exist if our company was a Delaware corporation under the General Corporation Law of the State of Delaware, with certain exceptions.

The statements that follow are subject to and are qualified in their entirety by reference to all of the provisions of the operating agreement and the share designations, copies of which have been filed as exhibits to this report.

As of December 31, 2024, we are authorized to issue up to 500,000,000 common shares, 4,450,460 series A senior convertible preferred shares, 83,603 series C senior convertible preferred shares, 7,292,036 series D senior convertible preferred shares and 1,000 allocation shares. As of December 31, 2024, we had 25,400,386 common shares issued and outstanding held by approximately 71 holders of record, 50,592 series A senior convertible preferred shares issued and outstanding held by 2 holders of record, 83,603 series C senior convertible preferred shares issued and outstanding held by 1 holder of record and 6,293,022 series D senior convertible preferred shares issued and outstanding held by 1 holder of record. In connection with the formation of our company, our manager acquired 100% of the allocation shares for a capital contribution of $1,000 by our manager. Other than the allocation shares held by our manager, our company will not be authorized to issue any other allocation shares.

Common Shares

Distribution Rights. Holders of common shares are entitled to receive ratably those distributions, if any, as may be declared from time to time by the board of directors out of legally available funds.

Liquidation Rights. Upon our liquidation, dissolution or winding up in accordance with the terms of the operating agreement, the then holders of common shares will be entitled to share in the assets of our company legally available for distribution, following payment to creditors and our series A senior convertible preferred shares and series B senior convertible preferred shares, in accordance with the positive balance in such holders’ tax-based capital accounts required by the operating agreement, after giving effect to all contributions, distributions and allocations for all periods.

Voting Rights. The holders of common shares are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Under the operating agreement, any action to be taken by vote of shareholders other than for election of directors shall be authorized by the affirmative vote of the majority of shares present or represented by proxy and entitled to vote. Directors are elected by a plurality of votes cast.

Other Rights. Holders of common shares have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common shares.

Series A Senior Convertible Preferred Shares

Ranking. The series A senior convertible preferred shares rank, with respect to the payment of dividends and the distribution of assets upon liquidation, (i) senior to all common shares, allocation shares, and each other class or series that is not expressly made senior to or on parity with the series A senior convertible preferred shares; (ii) on parity with our series B senior convertible preferred shares and each other class or series that is not expressly subordinated or made senior to the series A senior convertible preferred shares; and (iii) junior to all indebtedness and other liabilities with respect to assets available to satisfy claims against our company and each other class or series that is expressly made senior to the series A senior convertible preferred shares.

Dividend Rights. Holders of series A senior convertible preferred shares are entitled to dividends at the a rate per annum of 29.0% of the stated value ($2.42 per share, subject to adjustment) as of December 31, 2024. Dividends shall accrue from day to day, whether or not declared, and shall be cumulative. Dividends shall be payable quarterly in arrears on each dividend payment date in cash or common shares at our discretion. Dividends payable in common shares shall be calculated based on a price equal to eighty percent (80%) of the VWAP during the five (5) trading days immediately prior to the applicable dividend payment date; provided, however, that if the common shares are not registered, and rulemaking referred to below is effective on the payment date, the dividends payable in common shares shall be calculated based upon the fixed price of $1.57; provided further, that we may only elect to pay dividends in common shares based upon such fixed price if the VWAP for the five (5) trading days immediately prior to the applicable dividend payment date is $1.57 or higher.

Liquidation Rights. Subject to the rights of our creditors and the holders of any senior securities or parity securities (in each case, as defined in the share designation), upon any liquidation of our company or its subsidiaries, before any payment or distribution of the assets of our company (whether capital or surplus) shall be made to or set apart for the holders of securities that are junior to the series A senior convertible preferred shares as to the distribution of assets on any liquidation of our company, including our common shares and allocation shares, each holder of outstanding series A senior convertible preferred shares shall be entitled to receive an amount of cash equal to 115% of the stated value plus an amount of cash equal to all accumulated accrued and unpaid dividends thereon (whether or not declared) to, but not including the date of final distribution to such holders. If, upon any liquidation, the assets, or proceeds thereof, distributable among the holders of the series A senior convertible preferred shares shall be insufficient to pay in full the preferential amount payable to the holders of the series A senior convertible preferred shares and liquidating payments on any other shares of any class or series of parity securities as to the distribution of assets on any liquidation, then such assets, or the proceeds thereof, shall be distributed among the holders of series A senior convertible preferred shares and any such other parity securities ratably in accordance with the respective amounts that would be payable on such series A senior convertible preferred shares and any such other parity securities if all amounts payable thereon were paid in full.

Voting Rights. The series A senior convertible preferred shares do not have any voting rights; provided that, so long as any series A senior convertible preferred shares are outstanding, the affirmative vote of holders of a majority of series A senior convertible preferred shares, voting as a separate class (which we refer to herein as the Requisite Holders), shall be necessary for approving, effecting or validating any amendment, alteration or repeal of any of the provisions of the share designation. In addition, so long as any series A senior convertible preferred shares are outstanding, the affirmative vote of such holders shall be required prior to our company’s (or Kyle’s or Wolo’s) creation or issuance of (i) any parity securities; (ii) any senior securities; and (iii) any new indebtedness other than (A) intercompany indebtedness by Kyle’s or Wolo in favor of our company, (B) indebtedness incurred in favor of the sellers of Kyle’s or Wolo in connection with the acquisition of Kyle’s or Wolo, or (C) indebtedness (or the refinancing of such indebtedness) the proceeds of which are used to complete the acquisition of Kyle’s or Wolo related expenses or working capital to operate the business of Kyle’s or Wolo. Notwithstanding the foregoing, this shall not apply to any financing transaction the use of proceeds of which we will use to redeem the series A senior convertible preferred shares and the warrants issued in connection therewith.

Conversion Rights. Each series A senior convertible preferred share, plus all accrued and unpaid dividends thereon, shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable common shares determined by dividing the stated value ($2.42 per share as of December 31, 2024), plus the value of the accrued, but unpaid, dividends thereon, by the conversion price ($0.27 per share as of December 31, 2024); provided that in no event shall the holder of any series A senior convertible preferred shares be entitled to convert any number of series A senior convertible preferred shares that upon conversion the sum of (i) the number of common shares beneficially owned by the holder and its affiliates and (ii) the number of common shares issuable upon the conversion of the series A senior convertible preferred shares with respect to which the determination of this proviso is being made, would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the then outstanding common shares. This limitation may be waived (up to a maximum of 9.99%) by the holder and in its sole discretion, upon not less than sixty-one (61) days’ prior notice to us.

Redemption Rights. We may redeem in whole, or upon the written consent of the Requisite Holders and in the manner provided for in such written consent, in part, the series A senior convertible preferred shares by paying in cash therefore a sum equal to 115% of the stated value plus the amount of accrued and unpaid plus any other amounts due pursuant to the terms of the series A senior convertible preferred shares.

Adjustments. The share designation contains standard adjustments to the conversion price in the event of any share splits, share combinations, share reclassifications, dividends paid in common shares, sales of substantially all of our assets, mergers, consolidations or similar transactions. In addition, the share designation provides that if, but only if, the Requisite Holders provide us with at least ten (10) business day’s prior written notice, then, from and after the date of such notice, the stated dividend rate, the stated value and the conversion price shall automatically adjust as follows:

•	On the first day of the 12th month following the issuance date of any series A senior convertible preferred shares, the stated dividend rate shall automatically increase by five percent (5.0%) per annum and the conversion price shall automatically adjust to the lower of the (i) initial conversion price and (ii) the price equal to the lowest VWAP of the ten (10) trading days immediately preceding such date.

•	On the first day of the 24th month following the issuance date of any series A senior convertible preferred shares, the stated dividend rate shall automatically increase by an additional five percent (5.0%) per annum, the stated value shall automatically increase by ten percent (10%) and the conversion price shall automatically adjust to the lower of the (i) initial conversion price and (ii) the price equal to the lowest VWAP of the ten (10) trading days immediately preceding such date. On June 15, 2023, the Requisite Holders provided notice that the stated dividend rate increased from 14% to 24% of the stated value and the stated value increased from $2.00 to $2.20.

•	On the first day of the 36th month following the issuance date of any series A senior convertible preferred shares, the stated dividend rate shall automatically increase by an additional five percent (5.0%) per annum, the stated value shall automatically increase by ten percent (10%) and the conversion price shall automatically adjust to the lower of the (i) initial conversion price and (ii) the price equal to the lowest VWAP of the ten (10) trading days immediately preceding the third adjustment date. On March 31, 2024, the stated dividend rate will increase from 24% to 29% of the stated value and the stated value will increase from $2.20 to $2.42.

Notwithstanding the foregoing, the conversion price for purposes of the adjustments above shall not be adjusted to a number that is below $66.11. In addition, if any legislation or rules are adopted whereby the holding period of securities for purposes of Rule 144 of the Securities Act for convertible securities that convert at market-adjusted rates is increased resulting in a longer holding period for convertible securities like the series A senior convertible preferred shares and the unavailability at the time of conversion of Rule 144, the pricing provisions that are based upon the lowest VWAP of the previous ten (10) trading days immediately preceding the relevant adjustment date shall be removed unless the common shares issuable upon conversion are then registered under an effective registration statement.

Additional Equity Interest. On the third adjustment date set forth above, we are required to cause 1847 Wolo to issue to the holders of series A senior convertible preferred shares, on a pro rata basis, a ten percent (10%) equity stake in 1847 Wolo. We are required to cause 1847 Wolo to grant to the holders of the series A senior convertible preferred shares upon the issuance to them of such equity interest a right to receive an additional number of shares of common stock of 1847 Wolo if 1847 Wolo issues to any third-party equity securities at a price below the acquisition price (as defined below). Such additional number of shares of common stock of 1847 Wolo to be issued in such instance shall be equal to a number of shares of common stock of 1847 Wolo which, when added to the number of shares of common stock of 1847 Wolo constituting the initial additional equity interest, would be equal to the total number of shares of common stock which would have been issued to a holder of series A senior convertible preferred shares if the price per share of common stock of 1847 Wolo was equivalent to the price per equity security paid by such third-party in 1847 Wolo. For purposes of this provision, “acquisition price” means the price per share of 1847 Wolo that was paid by us upon the acquisition of 1847 Wolo. On March 31, 2024, we issued 1.23 shares of 1847 Wolo to the holders of the series A senior convertible preferred shares.

Most Favored Nations. The securities purchase agreement relating to the issuance of the series A senior convertible preferred shares contains a standard most favored nations provision which provides that, unless otherwise agreed to by the holders of a majority of the then outstanding series A senior convertible preferred shares, upon any issuance of (or announcement of intent to effect an issuance of) any security, or amendment to (or announcement of intent to effect an amendment to) any security, by us with any term that any holder of series A senior convertible preferred shares reasonably believes is more favorable to the holder of such security than to the holder of the series A senior convertible preferred shares then (i) we shall notify the holder of series A senior convertible preferred shares of such additional or more favorable term within five (5) business days of the new issuance and/or amendment of the respective security, which notice may include the filing of a current report on Form 8-K that discloses the issuance of such new security, and (ii) such term, the holder’s option, shall become a part of the transaction documents with the holder of the series A senior convertible preferred shares. The types of terms contained in another security that may be more favorable to the purchaser of such security include, but are not limited to, terms addressing conversion discounts, prepayment rate, conversion lookback periods, interest rates, original issue discounts, stock sale price, private placement price per share, and warrant coverage. The holders of the series A senior convertible preferred shares have used this provision to reduce the conversion price on multiple occasions.

Other Rights. Holders of series A senior convertible preferred shares have no preemptive or subscription rights for additional securities of our company.

Series C Senior Convertible Preferred Shares

Ranking. The series C senior convertible preferred shares rank, with respect to the payment of dividends and the distribution of assets upon liquidation, (i) senior to all common shares, allocation shares, and each other class or series that is not expressly made senior to or on parity with the series C senior convertible preferred shares; (ii) on parity with the series D senior convertible preferred shares and each other class or series that is not expressly subordinated or made senior to the series C senior convertible preferred shares; and (iii) junior to the series A senior convertible preferred shares, all indebtedness and other liabilities with respect to assets available to satisfy claims against our company and each other class or series that is expressly made senior to the series C senior convertible preferred shares.

Dividend Rights. Holders of series C senior convertible preferred shares are entitled to dividends at a rate per annum of 6.0% of the stated value ($10.00 per share). Dividends shall accrue from day to day, whether or not declared, and shall be cumulative. Dividends shall be payable only upon the liquidation of our company or upon conversion.

Liquidation Rights. Subject to the rights of creditors and the holders of any senior securities or parity securities (in each case, as defined in the share designation), upon any liquidation of our company or its subsidiaries, before any payment or distribution of the assets of our company (whether capital or surplus) shall be made to or set apart for the holders of securities that are junior to the series C senior convertible preferred shares as to the distribution of assets on any liquidation of our company, including the common shares and allocation shares, each holder of outstanding series C senior convertible preferred shares shall be entitled to receive an amount of cash equal to 100% of the stated value plus an amount of cash equal to all accumulated accrued and unpaid dividends thereon (whether or not declared) to, but not including the date of final distribution to such holders. If, upon any liquidation, the assets, or proceeds thereof, distributable among the holders of the series C senior convertible preferred shares shall be insufficient to pay in full the preferential amount payable to the holders of the series C senior convertible preferred shares and liquidating payments on any other shares of any class or series of parity securities as to the distribution of assets on any liquidation, then such assets, or the proceeds thereof, shall be distributed among the holders of series C senior convertible preferred shares and any such other parity securities ratably in accordance with the respective amounts that would be payable on such series C senior convertible preferred shares and any such other parity securities if all amounts payable thereon were paid in full.

Voting Rights. The series C senior convertible preferred shares do not have any voting rights; provided that, so long as any series C senior convertible preferred shares are outstanding, the affirmative vote of holders of a majority of series C senior convertible preferred shares, voting as a separate class, shall be necessary for approving, effecting or validating any amendment, alteration or repeal of any of the provisions of the share designation.

Conversion Rights. Each series C senior convertible preferred share, plus all accrued and unpaid dividends thereon, shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable common shares determined by dividing the stated value ($10.00 per share), plus the value of the accrued, but unpaid, dividends thereon, by the conversion price of $150 per share (subject to standard adjustments in the event of any share splits, share combinations, share reclassifications, dividends paid in common shares, sales of substantially all of our assets, mergers, consolidations or similar transactions); provided that in no event shall the holder of any series C senior convertible preferred shares be entitled to convert any number of series C senior convertible preferred shares that upon conversion the sum of (i) the number of common shares beneficially owned by the holder and its affiliates and (ii) the number of common shares issuable upon the conversion of the series C senior convertible preferred shares with respect to which the determination of this proviso is being made, would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the then outstanding common shares. This limitation may be waived (up to a maximum of 9.99%) by the holder and in its sole discretion, upon not less than sixty-one (61) days’ prior notice to us.

Series D Senior Convertible Preferred Shares

Ranking. The series D senior convertible preferred shares rank, with respect to the payment of dividends and the distribution of assets upon liquidation, (i) senior to all common shares, allocation shares, and each other class or series that is not expressly made senior to or on parity with the series D senior convertible preferred shares; (ii) on parity with each other class or series that is not expressly subordinated or made senior to the series D senior convertible preferred shares; and (iii) junior to the Series A senior convertible preferred shares, all indebtedness and other liabilities with respect to assets available to satisfy claims against our company and each other class or series that is expressly made senior to the series D senior convertible preferred shares.

Dividend Rights. Holders of series D senior convertible preferred shares are entitled to dividends at a rate per annum of 10% of the stated value ($0.339 per share, subject to adjustment). Dividends shall accrue from day to day, whether or not declared, and shall be cumulative. Dividends shall be payable only upon the liquidation of our company or conversion (as defined in the share designation).

Liquidation Rights. Subject to the rights of creditors and the holders of any senior securities or parity securities (in each case, as defined in the share designation), upon any liquidation of our company or its subsidiaries, before any payment or distribution of the assets of our company (whether capital or surplus) shall be made to or set apart for the holders of securities that are junior to the series D senior convertible preferred shares as to the distribution of assets on any liquidation of our company, including the common shares and allocation shares, each holder of outstanding series D senior convertible preferred shares shall be entitled to receive an amount of cash equal to 100% of the stated value plus an amount of cash equal to all accumulated accrued and unpaid dividends thereon (whether or not declared) to, but not including the date of final distribution to such holders. If, upon any liquidation, the assets, or proceeds thereof, distributable among the holders of the series D senior convertible preferred shares shall be insufficient to pay in full the preferential amount payable to the holders of the series D senior convertible preferred shares and liquidating payments on any other shares of any class or series of parity securities as to the distribution of assets on any liquidation, then such assets, or the proceeds thereof, shall be distributed among the holders of series D senior convertible preferred shares and any such other parity securities ratably in accordance with the respective amounts that would be payable on such series D senior convertible preferred shares and any such other parity securities if all amounts payable thereon were paid in full.

Voting Rights. The series D senior convertible preferred shares do not have any voting rights; provided that, so long as any series D senior convertible preferred shares are outstanding, the affirmative vote of holders of a majority of series D senior convertible preferred shares, voting as a separate class, shall be necessary for approving, effecting or validating any amendment, alteration or repeal of any of the provisions of the share designation.

Conversion Rights. Each series D senior convertible preferred share, plus all accrued and unpaid dividends thereon, shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable common shares determined by dividing the stated value ($0.339 per share), plus the value of the accrued, but unpaid, dividends thereon, by the conversion price of $66.105 per share (subject to standard adjustments in the event of any share splits, share combinations, share reclassifications, dividends paid in common shares, sales of substantially all of our assets, mergers, consolidations or similar transactions); provided that in no event shall the holder of any series D senior convertible preferred shares be entitled to convert any number of series D senior convertible preferred shares that upon conversion the sum of (i) the number of common shares beneficially owned by the holder and its affiliates and (ii) the number of common shares issuable upon the conversion of the series D senior convertible preferred shares with respect to which the determination of this proviso is being made, would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the then outstanding common shares. This limitation may be waived (up to a maximum of 9.99%) by the holder and in its sole discretion, upon not less than sixty-one (61) days’ prior notice to us.

Allocation Shares

Distribution Rights. Under the terms of the operating agreement, we will pay a profit allocation to our manager, as holder of the allocation shares.

Liquidation Rights. Upon a liquidation of our company, any accrued, but unpaid profit allocation due to our manager as a result of our manager’s ownership of the allocation shares would be paid to our manager before any payment is made of any amounts due upon a liquidation to the holders of our common shares but after payment is made to the holders of our series A senior convertible preferred shares and series B senior convertible preferred shares.

Voting Rights. The operating agreement provides that the holder of allocation shares will not be entitled to any voting rights, except that the holder of the allocation shares will have:

•	voting rights in connection with the merger or consolidation of our company, the sale, lease or exchange of all or substantially all of our assets and certain other business combinations or transactions;

•	a veto right with respect to the dissolution of our company in certain circumstances;

•	a veto right with respect to the amendment of the provisions providing for distributions to the holders of allocation shares;

•	a veto right to any amendment to the provisions entitling the holders of allocation shares to appoint and remove directors who will serve on our board of directors;

•	a veto right to any amendment to the provision regarding the quorum and voting requirements for board meetings;

•	a veto right to any amendment to the provisions regarding the indemnification and liability of directors;

•	a veto right with respect to any amendment of the provision of the operating agreement governing amendments thereof; and

•	a veto right with respect to any amendment that would adversely affect the holder of allocation shares.

In addition, the holder of the allocation shares has the right to appoint one (1) director to our board of directors for every four (4) members constituting the entire board of directors. Any director appointed to our board of directors by the holder of the allocation shares will not be required to stand for election by the holders of our common shares and will not have any special voting rights.

Other Rights. Holders of allocation shares have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the allocation shares.

Warrants

On October 8, 2021, we issued to Leonite Capital LLC a five-year warrant for the purchase of 16 common shares with an exercise price of $0.27 per share, which was amended on May 10, 2023. The exercise price is subject to standard adjustments, including a price based antidilution adjustment, and the warrants may be exercised on a cashless basis if there is no effective registration registering, or no current prospectus available for, the resale of the common shares underlying the warrants. This warrant also contains an ownership limitation, which provides that we shall not effect any exercise of the warrant, and Leonite Capital LLC shall not have the right to exercise any portion of the warrant, to the extent that after giving effect to issuance of common shares upon exercise such warrant, Leonite Capital LLC, together with its affiliates, would beneficially own in excess of 4.99% of the number of common shares outstanding immediately after giving effect to the issuance of common shares issuable upon exercise of the warrant; provided that upon no fewer than 61 days’ prior notice to us, Leonite Capital LLC may increase or decrease such beneficial ownership limitation provisions (up to a maximum of 9.99%).

On July 8, 2022, we issued to J.H. Darbie & Co., Inc. a five-year warrant for the purchase of 1 common share at an exercise price of $0.27 per share. On February 3, 2023, we issued to J.H. Darbie & Co., Inc. a five-year warrant for the purchase of 1 common share at an exercise price of $0.27 per share. On February 9, 2023, we issued to J.H. Darbie & Co., Inc. a five-year warrant for the purchase of 1 common share at an exercise price of $0.27 per share. On February 22, 2023, we issued to J.H. Darbie & Co., Inc. a five-year warrant for the purchase of 1 common share at an exercise price of $0.27 per share. The exercises prices of these warrants are subject to standard adjustments, including a price based antidilution adjustment, and the warrants may be exercised on a cashless basis if the market price of our common shares is greater than the exercise price. These warrants also contain an ownership limitation, which provides that we shall not effect any exercise of any warrant, and the holder shall not have the right to exercise any portion of such warrant, to the extent that after giving effect to issuance of common shares upon exercise such warrant, such holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of common shares outstanding immediately after giving effect to the issuance of common shares issuable upon exercise of such warrant.

On August 5, 2022, we issued a common share purchase warrant to each of Craft Capital Management LLC and R.F. Lafferty & Co. Inc. for the purchase of 2 common shares at an exercise price of $102,375. The warrants are exercisable at any time and from time to time during the period commencing on February 5, 2023 and ending on August 2, 2027 and may be exercised on a cashless basis if there is no effective registration registering, or no current prospectus available for, the resale of the common shares underlying the warrants. The exercise price is subject to standard adjustments for share dividends, splits, recapitalizations, mergers, reorganizations and similar events.

On January 3, 2023, we issued warrants for the purchase of 21 common shares as a dividend to our common shareholders of record as of December 23, 2022 pursuant to a warrant agent agreement, dated January 3, 2023, with VStock Transfer, LLC. Each warrant represents the right to purchase common shares at an exercise price of $81,900 per share (subject to standard adjustments for share splits, share dividends, recapitalizations and similar transactions). At any time, we may, at our option, voluntarily reduce the then-current exercise price to such amount and for such period or periods of time which may be through the expiration date as may be deemed appropriate by our board of directors. Cashless exercises of the warrants are not permitted. The warrants will generally be exercisable in whole or in part beginning on the later of (i) January 3, 2024 or (ii) the date that a registration statement on Form S-3 with respect to the issuance and registration of the common shares underlying the warrants has been filed with and declared effective by the Securities and Exchange Commission and thereafter until January 3, 2026. We may redeem the warrants at any time in whole or in part at $0.001 per warrant (subject to equitable adjustment to reflect share splits, share dividends, share combinations, recapitalizations and like occurrences) upon not less than 30 days’ prior written notice to the registered holders of the warrants.

On August 11, 2023, we issued warrants for the purchase of an aggregate of 216 common shares. The terms of the warrants are set forth in a warrant agency agreement, dated August 11, 2023, between our company and VStock Transfer, LLC, our transfer agent. The warrants are exercisable for a period five (5) years at an exercise price of $3,568.50 (subject to standard adjustments for share splits, share combinations, share dividends, reclassifications, mergers, consolidations, reorganizations and similar transactions) and may be exercised on a cashless basis if at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for, the issuance of common shares upon exercise thereof. These warrants also contain an ownership limitation, which provides that we shall not effect any exercise of any warrant, and the holder shall not have the right to exercise any portion of such warrant, to the extent that after giving effect to issuance of common shares upon exercise such warrant, such holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of common shares outstanding immediately after giving effect to the issuance of common shares issuable upon exercise of such warrant; provided that upon no fewer than 61 days’ prior notice to us, a holder may increase or decrease such beneficial ownership limitation provisions (up to a maximum of 9.99%).

On August 11, 2023, we also issued to Spartan Capital Securities, LLC, or Spartan, the placement agent for our offering completed on August 11, 2023, a common share purchase warrant for the purchase of a number of common shares equal to eight percent (8%) of the number common shares issuable upon conversion of the 20% OID subordinated promissory notes and exercise of the warrants issued in connection therewith, or approximately 445 common shares as of December 31, 2024, at an exercise price of $3,925.35 per share, subject to standard adjustments for share dividends, splits, recapitalizations, mergers, reorganizations and similar events. This warrant is exercisable at any time on or after the date that is the six months after the date of issuance and until the fifth anniversary thereof.

On February 14, 2024, we issued prefunded warrants for the purchase of 16,280 common shares at an exercise price of $1.95 per common share, of which 5 common shares remained outstanding as of December 31, 2024.

On May 8, 2024, we issued five-year warrants for the purchase of 477 common shares at an adjusted exercise price of $524.55 per share (subject to standard adjustments as defined in the warrant agreement). Additionally, we issued a five-year warrant to the placement agent, Spartan, for the purchase of 39 common shares at an adjusted exercise price of $577.05 per share (subject to standard adjustments as defined in the warrant agreement). The warrants are exercisable at any time six months after the date of issuance.

On October 30, 2024, we issued series A warrants to purchase 587,306 common shares at an exercise price of $28.50 per share (which was subsequently adjusted to 8,558,723 shares at an exercise price of $1.50 in accordance with certain adjustment provisions contained in the series A warrants) and series B warrants to purchase 587,306 common shares at an exercise price of $37.8 per share (which was subsequently adjusted to 14,799,979 shares at an exercise price of $1.50 in accordance with certain adjustment provisions contained in the series B warrants). These warrants are exercisable at any time and will expire five years from the date of issuance. Under an alternate cashless exercise option contained in the series A warrants, the holders of the series A warrants will have the right to receive an aggregate number of shares equal to the product of (i) the aggregate number of common shares that would be issuable upon a cash exercise of the series A warrants and (ii) 2.0. In addition, the series A and B warrants contain a reset of the exercise price to a price equal to the lesser of (i) the then exercise price and (ii) lowest VWAP for the five trading days immediately preceding and immediately following the we effect a reverse share split in the future with a proportionate adjustment to the number of shares underlying the series A warrants and the series B warrants, subject to a floor price of $1.50. Finally, with certain exceptions, the series B warrants provide for an adjustment to the exercise price and number of shares underlying such the series B warrants upon our issuance of common shares or common share equivalents at a price per share that is less than the exercise price of the series B warrants, subject to a floor price of $1.50.

On December 13, 2024, we issued (i) pre-funded warrants for the purchase of 38,873,908 common shares, (ii) series A warrants to purchase 42,311,118 common shares at an exercise price of $0.81 per share and (iii) series B warrants to purchase 42,311,118 common shares at an exercise price of $0.54 per share. The pre-funded warrants are exercisable at any time following shareholder approval (which was obtained on March 11, 2025) until they are exercised in full at an exercise price of $0.01 per share, which has been pre-paid by the holders in full. The series A warrants are exercisable at any time following shareholder approval at an exercise price of $0.81 per share (subject to adjustment) and will expire five years from the later of (a) the date that we obtain shareholder approval and (b) the earlier of the date that (i) the initial registration statement registering for resale all securities issued to the investors on December 13, 2024 (which we refer to as the Registrable Securities) has been declared effective by the SEC, or (ii) the date that the Registerable Securities can be sold, assigned or transferred without restriction or limitation pursuant to Rule 144 or Rule 144A promulgated under the Securities Act. The series B warrants are exercisable at any time following shareholder approval at an exercise price of $0.54 per share (subject to adjustment) and will expire five years from the later of (a) the date that we obtain shareholder approval and (b) the earlier of the date that (i) the initial registration statement registering for resale the Registerable Securities has been declared effective by the SEC or (ii) the date that the Registerable Securities can be sold, assigned or transferred without restriction or limitation pursuant to Rule 144 or Rule 144A promulgated under the Securities Act. The series A warrants and the series B warrants may be exercised on a cashless basis if there is no effective registration statement with respect to the underlying common shares. In addition, under an alternate cashless exercise option contained in the series A warrants, the holders of the series A warrants will have the right to receive an aggregate number of shares equal to the product of (i) the aggregate number of common shares that would be issuable upon a cash exercise of the series A warrants and (ii) 1.25. The exercise prices of the series A warrants and the series B warrants contain standard adjustments for forward and reverse share splits, share dividends, reclassifications and similar transactions. In addition, the series A warrants and the series B warrants also contain the following resets of the exercise prices and number of shares underlying the series A warrants and the series B warrants:

•	Share Combination Event: Subject to shareholder approval, if at any time and from time to time on or after the issue date there occurs any share split, share dividend, share combination or reverse share split, recapitalization, or other similar transaction involving the common shares (each referred to herein as a Share Combination Event, and such date thereof, the Share Combination Event Date) and the lowest VWAP during the period commencing five (5) consecutive trading days immediately preceding and the five (5) consecutive trading days commencing on the Share Combination Event Date (which we refer to as the Event Market Price) (provided if the Share Combination Event is effective after the close of trading, then commencing on the next trading day, which period is referred to as the Share Combination Adjustment Period) is less than the exercise price then in effect, then at the close of trading on the last day of the Share Combination Adjustment Period, the exercise price then in effect on such fifth (5th) trading day shall be reduced (but in no event increased) to the Event Market Price, subject to the Floor Price (as defined below), and the number of common shares issuable upon exercise shall be increased such that the aggregate exercise price shall remain unchanged.

•	Registration Reset: On the Reset Date (as defined below), the exercise price shall be adjusted to equal the lower of (i) the exercise price then in effect and (ii) a price equal to the greater of (a) the lowest single day VWAP during the period commencing on the twentieth (20th) trading day immediately preceding the Reset Date and ending on the Reset Date and (b) the Floor Price. Upon such reset of the exercise price, the number of common shares issuable upon exercise shall be increased such that the aggregate exercise price shall remain unchanged. As used herein, Reset Date means the date following shareholder approval that is the earliest of the following dates, (i) the date on which for twenty (20) consecutive trading days all Registrable Securities have become and remained registered pursuant to an effective registration statement that is available for the resale of all Registrable Securities, provided, however, that if less than all Registrable Securities have become registered for resale on the date that a registration statement is declared effective, the holder with respect to itself only, shall have the right in its sole and absolute discretion to deem such condition satisfied, including with regard only to the Registrable Securities that have been so registered, (ii) the date on which the holder, for twenty (20) consecutive trading days, can sell all Registrable Securities pursuant to Rule 144 without restriction or limitation and our company has not had a Public Information Failure or (iii) twelve (12) months and twenty (20) trading days immediately following the issuance date of the series A warrants and the series B warrants.

•	Subsequent Equity Sales: Subject to shareholder approval, if at any time we issue, sell, enter into an agreement to sell, or grant any option to purchase, or sell, enter into an agreement to sell, or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant, or any option to purchase or other disposition), or are deemed to have issued or sold, any common shares or any securities which would entitle the holder thereof to acquire at any time common shares, including, without limitation, any debt, preferred shares, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, common shares, for a consideration per share (which we refer to as the New Issuance Price) less than a price equal to the exercise price in effect immediately prior to such issuance or sale or deemed issuance or sale, then simultaneously with the consummation (or, if earlier, the announcement) of such issuance, the exercise price then in effect shall be reduced to an amount equal to the lower of (i) the New Issuance Price and (ii) the lowest VWAP during the five (5) consecutive trading days immediately following the issuance, subject to the Floor Price, and the number of common shares issuable upon exercise shall be increased such that the aggregate exercise price shall remain unchanged.

Notwithstanding the foregoing exercise price resets, in no event shall the exercises prices of the series A warrants and the series B warrants be reduced to a price that is less than the Floor Price, which is defined as (i) prior to shareholder approval, a price equal to thirty-five percent (35%) of $0.27 (which price shall be appropriately adjusted for any share dividend, share split, share combination, reclassification or similar transactions) (which price, as may be so adjusted, is referred to herein as the Minimum Price), or (ii) following shareholder approval, a price equal to twenty percent (20%) of the Minimum Price; provided, however, that upon every Share Combination Event, the Floor Price shall be equal to 50% of the prior Floor Price, and shall subsequently continue to be so adjusted for every additional Share Combination Event.

Convertible Promissory Notes

On October 8, 2021, we issued two secured convertible promissory notes in the principal amount of $16,900,000 and $7,860,000 to SILAC Insurance Company, or SILAC, and a secured convertible promissory note in the principal amount of $100,000 to Leonite Capital LLC, or Leonite. Thereafter, (i) on September 1, 2023, SILAC entered into a securities purchase agreement with Altimir Partners LP, or Altimir, pursuant to which Altimir agreed to purchase the secured convertible promissory note in the principal amount of $16,900,000, $765,306 of which was then acquired by Leonite, and (ii) on December 1, 2023, SILAC entered into a securities purchase agreement with Beaman Special Opportunities Partners, LP, or Beaman, pursuant to which Beaman purchased that the secured convertible promissory note in the principal amount of $7,860,000. On September 30, 2024, the parties entered into an amendment to the notes, which (i) changed the maturity date from October 8, 2026 to October 8, 2025, (ii) changed the interest rate from the greater of (A) 4.75% plus the U.S. Prime Rate that appears in The Wall Street Journal from time to time or (B) 8% to 15% (provided that, upon an event of default, such rate shall increase to 24% or the maximum legal rate), and (iii) amended the repayment terms from requiring quarterly interest only payments to require monthly payments of interest only commencing on the earlier of completion of a potential acquisition and December 1, 2024 and to require monthly payments of $500,000 commencing on April 1, 2025. The amendment also requires that we pay $4,000,000 no later than January 31, 2025 and includes an additional exit fee of $250,000 to be paid on the maturity date or upon the earlier repayment of the notes in full. The holders of the notes may, in their sole discretion, elect to convert any outstanding and unpaid principal portion of the notes, and any accrued but unpaid interest on such portion, into common shares at an adjusted conversion price equal to $0.27 per share (subject to adjustments as defined in the note agreement); provided that the notes contain certain beneficial ownership limitations. As of December 31, 2024, the total outstanding principal balance is $23,074,286, net of debt discounts of $985,137, with an accrued interest balance of $1,535,306.

Agreement to be Bound by our Operating Agreement; Power of Attorney

By purchasing our shares, you will be admitted as a member of our company and will be deemed to have agreed to be bound by the terms of the operating agreement. Pursuant to the operating agreement, each shareholder and each person who acquires a share from a shareholder grants to certain of our officers (and, if appointed, a liquidator) a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants certain of our officers the authority to make certain amendments to, and to make consents and waivers under and in accordance with, our operating agreement.

Ratification of Agreements

The operating agreement provides that each holder, by acquiring shares, ratifies and confirms the various agreements entered into by our company, including but not limited to, the management services agreement, the supplemental put provision of the operating agreement, and that the execution of any of these agreements does not constitute a breach of any duty existing under the operating agreement or otherwise existing at law, in equity or otherwise by any persons, including our manager, approving, negotiating or executing such agreements on behalf our company.

Waiver of Jury Trial

Our operating agreement provides that, to the extent permitted by law, holders of common shares waive the right to a jury trial of any claim they may have against us arising out of or relating to our operating agreement, including any claim under the U.S. federal securities laws. If we opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable under the facts and circumstances of that case in accordance with applicable case law.

Election by Our Company

The operating agreement provides that our board of directors may, without the vote of holders of our shares, cause our company to elect to be treated as a corporation for United States federal income tax purposes if the board receives an opinion from a nationally recognized financial advisor to the effect that our market valuation is expected to be significantly lower as a result of our company continuing to be treated as a partnership for United States federal income tax purposes than if our company instead elected to be treated as a corporation for United States federal income tax purposes.

Amendment of the Operating Agreement

The operating agreement may be amended by a majority vote of our board of directors, except that amending the following provisions requires an affirmative vote of at least a majority of the then outstanding common shares:

•	the purpose or powers of our company;

•	an increase in the number of common shares authorized for issuance;

•	the distribution rights of the common shares;

•	the voting rights relating to the common shares;

•	the hiring of a replacement manager following the termination of the management services agreement;

•	the merger or consolidation of our company, the sale, lease or exchange of all or substantially all of our assets and certain other business combinations or transactions;

•	the right of our shareholders to vote on the dissolution, winding up and liquidation of our company; and

•	the provision of the operating agreement governing amendments thereof.

Anti-Takeover Provisions

Certain provisions of the management services agreement and the operating agreement may make it more difficult for third parties to acquire control of our company by various means. These provisions could deprive our shareholders of opportunities to realize a premium on the shares owned by them. In addition, these provisions may adversely affect the prevailing market price of our shares. These provisions are intended to:

•	protect our manager and its economic interests in our company;

•	protect the position of our manager and its rights to manage the business and affairs of our company under the management services agreement;

•	enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors;

•	discourage certain types of transactions which may involve an actual or threatened change in control of our company;

•	discourage certain tactics that may be used in proxy fights;

•	encourage persons seeking to acquire control of our company to consult first with our board of directors to negotiate the terms of any proposed business combination or offer; and

•	reduce the vulnerability of our company to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of the outstanding shares or that is otherwise unfair to our shareholders.

Anti-Takeover Effects of the Management Services Agreement

The limited circumstances in which our manager may be terminated means that it will be very difficult for a potential acquirer of our company to take over the management and operation of our business. Under the terms of the management services agreement, our manager may only be terminated by us in certain limited circumstances. Furthermore, our manager has the right to resign and terminate the management services agreement upon 120 days’ notice.

Upon the termination of the management service agreement, seconded officers, employees, representatives and delegates of our manager and its affiliates who are performing the services that are the subject of the management services agreement, will resign their respective position with us and cease to work at the date of our manager’s termination or at any other time as determined by our manager. Any director on our board of directors appointed by the holder of the allocation shares may continue serving on our board of directors subject to our manager’s continued ownership of the allocation shares and subject to such director’s removal by the holder of the allocation shares.

If we terminate the management services agreement, our company and its businesses must cease using the term “1847,” including any trademarks based on the name of our company that may be licensed to them by our manager under a license grant in the management services agreement, entirely in their businesses and operations within 180 days of our termination of the management services agreement. The license grant requires our company and its businesses to change their names to remove any reference to the term “1847” or any reference to trademarks licensed to them by our manager upon termination of the license which would occur upon termination of the management services agreement.

Anti-Takeover Provisions in the Operating Agreement

A number of provisions of the operating agreement also could have the effect of making it more difficult for a third-party to acquire, or of discouraging a third-party from acquiring, control of our company. The operating agreement prohibits the merger or consolidation of our company with or into any limited liability company, corporation, statutory trust, business trust or association, real estate investment trust, common-law trust or any other unincorporated business, including a partnership, or the sale, lease or exchange of all or substantially all of our property or assets unless, in each case, our board of directors adopts a resolution by a majority vote approving such action and unless such action is approved by the affirmative vote of the holders of a majority of each of the outstanding common shares and allocation shares entitled to vote thereon.

In addition, the operating agreement contains provisions based generally on Section 203 of the General Corporation Law of the State of Delaware which prohibits us from engaging in a business combination with an interested holder of our common shares unless such business combination is approved by the affirmative vote of the holders of 66 2/3% of each of the outstanding common shares and allocation shares, excluding shares held by the interested holder or any affiliate or associate of the interested holder of interests.

Subject to the right of our manager to appoint directors and any successor in the event of a vacancy, the operating agreement authorizes our board of directors to increase the size of the board of directors and to fill vacancies on our board of directors. This provision could prevent a holder of common shares from effectively obtaining an indirect majority representation on our board of directors by permitting the existing board of directors to increase the number of directors and to fill the vacancies with its own nominees. The operating agreement also provides that directors may be removed, with or without cause, only by the affirmative vote of holders of two-thirds of the then outstanding common shares. A director appointed by our manager may only be removed by our manager, as holder of the allocation shares.

The operating agreement provides that special meetings may only be called by the chairman of our board of directors or by resolution adopted by our board of directors.

The operating agreement also provides that holders of common shares seeking to bring business before an annual meeting of shareholders or to nominate candidates for election as directors at an annual meeting of shareholders must provide notice thereof in writing to us not less than 120 days and not more than 150 days prior to the anniversary date of the preceding year’s annual meeting of shareholders or as otherwise required by requirements of the Exchange Act. In addition, the holders of common shares furnishing such notice must be a holder of record on both (i) the date of delivering such notice and (ii) the record date for the determination of shareholders entitled to vote at such meeting. The operating agreement specifies certain requirements as to the form and content of a shareholder’s notice. These provisions may preclude shareholders from bringing matters before shareholders at an annual meeting or from making nominations for directors at an annual or special meeting.

Authorized but unissued shares are available for future issuance, without further approval of our shareholders. These additional shares may be utilized for a variety of purposes, including future public offerings to raise additional capital or to fund acquisitions, as well as option plans for our employees. The existence of authorized but unissued shares could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise.

In addition, our board of directors has broad authority to amend the operating agreement, as discussed above. Our board of directors could, in the future, choose to amend the operating agreement to include other provisions which have the intention or effect of discouraging takeover attempts.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is VStock Transfer, LLC. The address for VStock Transfer, LLC is 18 Lafayette Pl, Woodmere, NY 11598, and the telephone number is (212) 828-8436.